UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Authentidate Holding Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AUTHENTIDATE HOLDING CORP.

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, NJ 07922

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on August 23, 2011

To the Stockholders of

AUTHENTIDATE HOLDING CORP.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of AUTHENTIDATE HOLDING CORP. will be held at Connell Corporate Center, 300 Connell Drive, 5th Floor, Berkeley Heights, New Jersey 07922 on August 23, 2011 at 10:00 a.m., Eastern time. The Special Meeting of Stockholders is being held for the purpose of:

1.	Approving the full conversion of our outstanding shares of Series C 15% Convertible Redeemable Preferred Stock into shares of common stock and the full exercise of outstanding common stock purchase warrants issued in our October 2010 private placement;

2.	To authorize an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1; and

3.	Transacting such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The close of business on July 19, 2011 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

You are cordially invited to attend the meeting. Whether or not you plan to attend, to assure that your shares are represented at the meeting please either complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope or follow the instructions to vote your shares by the Internet or telephone. If you do attend, you may revoke any prior proxy and vote your shares in person if you wish to do so. Any prior proxy will automatically be revoked if you execute the accompanying proxy or if you notify the secretary of the corporation, in writing, prior to the special meeting of stockholders. We have included a postage-prepaid envelope for your use, or you may follow the instructions on your proxy card for voting by Internet or by telephone. Submitting your instructions by any of these methods will not affect your right to attend the meeting and vote in person.

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting of Stockholders on August 23, 2011

The Proxy Statement is available at: http://www.ourmaterials.com/ADAT.

By Order of the Board of Directors,

Victor J. DiGioia, Secretary

Dated: July [—], 2011

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE BY INTERNET OR TELEPHONE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

Page
SOLICITATION, VOTING AND REVOCABILITY OF PROXIES	1
Quorum	1
Vote required	2
Manner of Voting	2
Shares held in Street Name	2
Revocation of Proxies	3
Solicitation of Proxies	3
Recommendation of the Board of Directors	3
VOTING SECURITIES AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	4
PROPOSAL NO. 1—APPROVAL OF THE FULL CONVERSION OF SHARES OF SERIES C 15% CONVERTIBLE REDEEMABLE PREFERRED STOCK INTO SHARES OF COMMON STOCK AND FULL EXERCISE OF COMMON STOCK PURCHASE WARRANTS ISSUED IN OUR 2010 PRIVATE PLACEMENT	6
Background of Proposal	6
Background of Transaction	6
Stockholder Approval and the Listing Rules	7
Terms of the Private Placement	8
Consequences of Non-Approval of this Proposal	10
Consequences of Approval of this Proposal	11
Vote Required and Board Recommendation	11
PROPOSAL NO. 2—AUTHORIZATION OF THE ADJOURNMENT OF THE SPECIAL MEETING	12
Vote Required and Board Recommendation	12
HOUSEHOLDING OF PROXY MATERIALS	13
OTHER BUSINESS	13
STOCKHOLDER PROPOSALS	13
ADDITIONAL INFORMATION	14

i

AUTHENTIDATE HOLDING CORP.

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, NJ 07922

PROXY STATEMENT

for

Special Meeting of Stockholders

To Be Held on August 23, 2011

This proxy statement and the accompanying form of proxy have been mailed on or about July [—], 2011 to the stockholders of record of shares of common stock as of July 19, 2011, of AUTHENTIDATE HOLDING CORP., a Delaware corporation, in connection with the solicitation of proxies by the board of directors of Authentidate for use at the special meeting of stockholders to be held at 10:00 a.m. (Eastern time) at the company’s corporate headquarters, located at Connell Corporate Center, 300 Connell Drive, 5th Floor, Berkeley Heights, New Jersey 07922 on Tuesday, August 23, 2011 and at any adjournment thereof.

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

On July 19, 2011 (the “Record Date”), there were issued and outstanding [—] shares of common stock, 28,000 shares of Series B Preferred Stock (the “Series B Preferred Stock”) and 1,250,000 shares of Series C 15% Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”). Only holders of common stock of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the special meeting and any adjournment thereof. Each share of common stock is entitled to one vote on each matter submitted to stockholders. Shares of Authentidate’s common stock represented by an effective proxy in the accompanying form will, unless contrary instructions are specified in the proxy, be voted:

1.	FOR the approval of the full conversion of our outstanding shares of Series C 15% Convertible Redeemable Preferred Stock into shares of common stock and the full exercise of outstanding common stock purchase warrants issued in our October 2010 private placement;

2	FOR the authorization of an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1;

3.	FOR such other matters as may be properly brought before the meeting and for which the persons named on the enclosed proxies determine, in their sole discretion to vote in favor.

Please note that holders of Series C Preferred Stock are not entitled to vote shares of common stock issued to them in the private placement we consummated on October 13, 2010 or any shares of common stock received upon exercise of the warrants issued to them in such transaction (to the extent that any warrants are exercised prior to the Record Date) on Proposal 1, but such holders are entitled to vote such shares on the other proposals described in this proxy statement and on any other business that may properly come before the special meeting or any adjournment or postponement thereof.

Quorum

Under our bylaws, a majority of our outstanding shares of common stock as of the Record Date must be present at the meeting, either in person or by proxy, in order to hold the meeting and conduct business. This presence is called a quorum. Shares are counted as present at the meeting if you are present in person at the meeting, or if you have properly submitted a proxy. In addition, abstentions and broker non-votes will be considered to be shares present at the meeting for purposes of determining whether there is a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker does not receive voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares.

Vote required

Approval of (i) the full conversion of our outstanding shares of Series C Preferred Stock into shares of common stock and the full exercise of outstanding common stock purchase warrants issued in our October 2010 private placement (Proposal 1); and (ii) the authorization of an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1 (Proposal 2) both require the affirmative vote by holders of at least a majority of the shares of our common stock who attend the meeting in person or are represented at the meeting by proxy. Accordingly, for each of these proposals, a properly executed proxy marked “abstain” with respect to any such matter will not be voted and will have the effect of a negative vote. Any broker non-votes will not have an effect on the voting of these proposals.

Any other matter submitted to the stockholders will require the affirmative vote of a majority of the shares represented and entitled to vote, in person or by proxy, at the special meeting, unless a greater percentage is required either by law or by our amended certificate of incorporation or bylaws. If you “abstain” from voting on any of these matters, your abstention will be considered as present and entitled to vote for purposes of determining the presence of a quorum, but will have the effect of a vote against the particular matter. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the special meeting of stockholders. The board of directors is not currently aware of any such other matters.

Manner of Voting

Stockholders whose shares are registered in their own names may vote via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the meeting. Instructions for voting via the Internet, by telephone and by mail are set forth on the enclosed proxy card and are summarized below. For shares held in street name, please refer to the voting instruction card included by your broker or nominee.

By Internet—If you have Internet access, you may submit your proxy by following the “Vote by Internet” instructions on the proxy card.

By Telephone—You may submit your proxy via telephone by following the “Vote by Telephone” instructions on the proxy card.

By Mail—You may submit your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid envelope.

If you choose to vote in person, you can attend the special meeting and cast your vote in person.

If you are a registered holder, your shares will be voted in the manner that you indicate in your proxy. The proxy card provides spaces for you to vote “FOR” or “AGAINST” or “ABSTAIN” from voting in connection with each of the proposals described in this proxy statement. If you return a signed proxy card but do not indicate how you wish to vote your shares, your shares will be voted FOR each of the proposals included in this proxy statement.

Shares held in Street Name

If you hold your shares in street name, you should follow the directions provided by your broker or nominee regarding how to instruct your broker or nominee. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the phone or via the Internet. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

If you hold your shares in “street name” through a broker or other nominee, then the broker who holds your shares has the authority under the applicable stock exchange rules to vote on certain items when they have not received instructions from you. If you hold your shares in street name it is critical that you cast your vote if you want it to count for the approval of the proposals contained in this proxy statement, as the applicable stock exchange rules do not permit your bank or broker to vote your uninstructed shares on a discretionary basis for these proposals. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote on these proposals, no votes will be cast on your behalf.

Revocation of Proxies

Any proxy may be revoked at any time before it is voted. A stockholder may revoke a proxy by notifying the secretary of Authentidate either in writing prior to the special meeting or in person at the special meeting, by submitting a proxy bearing a later date or by voting in person at the special meeting. Revocation is effective only upon receipt of such notice by our corporate secretary. Stockholders who hold their shares through a broker, bank or other nominee and wish to vote at the meeting must bring to the meeting a letter from the broker, bank or other nominee confirming their beneficial ownership of the shares to be voted.

Solicitation of Proxies

We have retained MacKenzie Partners, Inc. to assist us with the solicitation of proxies for the special meeting for a fee of approximately $7,500, plus reimbursement of customary out-of-pocket expenses.

We will bear the cost of the solicitation of proxies by the board of directors. The board of directors may use the services of its executive officers and certain directors to solicit proxies from stockholders in person and by mail, telegram and telephone. Arrangements may also be made with brokers, fiduciaries, custodians, and nominees to send proxies, proxy statements and other material to the beneficial owners of our common stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

Rules adopted by the Securities and Exchange Commission allow companies to send stockholders a notice of Internet availability of proxy materials, rather than mail them full sets of proxy materials. We have chosen to mail full packages of materials to stockholders. However, in the future we may take advantage of this new distribution option. If, in the future, we choose to send such notices, they would contain instructions on how stockholders can access our notice of meeting and proxy statement via the Internet. It would also contain instructions on how stockholders could request to receive their materials electronically or in printed form on a one-time or ongoing basis.

Recommendations of the Board of Directors

The recommendations of our board of directors are set forth in the description of the matters to be acted on in this proxy statement. In summary, our board of directors recommends a vote:

•

FOR the approval of the full conversion of our outstanding shares of Series C Preferred Stock into shares of common stock and the full exercise of outstanding common stock purchase warrants issued in our October 2010 private placement (see PROPOSAL 1); and

•

FOR the authorization of an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1 (see PROPOSAL 2).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, they will vote in their own discretion. If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors.

If you have questions or need assistance voting your shares, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929–5500

or

Toll-Free: (800) 322–2885

VOTING SECURITIES AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities entitled to vote at the meeting are Authentidate’s common stock. Each share of common stock entitles its holder to one vote on each matter submitted to stockholders. As of the Record Date, there were [—] shares of common stock issued and outstanding. The following table sets forth certain information as of the Record Date, with respect to (i) each director, nominee and executive officer, (ii) and all directors, nominees and executive officers as a group, and (iii) persons (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), known by Authentidate to be the beneficial owner of more than five percent of its common stock. Shares of common stock subject to options or warrants exercisable within 60 days from the date of this table are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others.

Type of Class	Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership (++)		Percent of Class (#)
5% Stockholders

Common	Lazarus Investment Partners LLLP 2401 E. 2nd Avenue, Suite 600 Denver, Colorado 80206	6,371,160	(1)	13.8%

Common	AQR Capital Management LLC Two Greenwich Plaza, 3rd Floor Greenwich, CT 06830	2,826,542	(2)	6.1%

Directors and Executive Officers

Common	O’Connell Benjamin c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	703,333	(3)	1.5%

Common	J. Edward Sheridan c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	135,328	(4)	*

Type of Class	Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership (++)		Percent of Class (#)
Common	J. David Luce c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	1,307,125	(5)	2.8%

Common	John J. Waters c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	632,792	(6)	1.4%

Common	Dr. Todd A. Borus Rebound Orthopedics and Neurosurgery 2121 NE 139th St., Ste. 300 Vancouver, WA 98686	40,000	(7)	*

Common	William A. Marshall c/o Authentidate Holding Corp. Connell Corporate Center 300 Connell Drive Berkeley Heights, NJ 07922	585,000	(8)	1.3%

Common	Directors/Executive Officers as a group (3)(4)(5)(6)(7)(8)	3,403,578		7.3%

(++)	Unless otherwise indicated below, each director, officer and 5% stockholder has sole voting and sole investment power with respect to all shares that he beneficially owns.
#	Based on our outstanding shares of common stock as of the Record Date.
*	Represents less than 1% of the issued and outstanding shares of common stock as of the date of this table.
(1)	Based on Schedule 13G/A filed by the listed stockholder on February 15, 2011 and Form 4 filed by the listed stockholder on April 15, 2011. The Securities reported on this Schedule as beneficially owned by Lazarus Management are held by or for the benefit of Lazarus Partners. The reporting person also owns 500,000 shares of Series C Preferred Stock and 2,500,000 common stock warrants which are not currently exercisable and are not therefore deemed to be beneficially owned for purposes of Rule 13d-3 of the Act. Lazarus Management, as the investment adviser of Lazarus Partners, and as the general partner of Lazarus Partners, and Justin B. Borus, as the managing member of Lazarus Management, may be deemed to beneficially own the Securities held by Lazarus Partners for the purposes of Rule 13d-3 of the Act, insofar as they may be deemed to have the power to direct the voting or disposition of those Securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that Lazarus Management or Mr. Borus is, for any other purpose, the beneficial owner of any of the Securities, and each of Lazarus Management and Mr. Borus disclaims beneficial ownership as to the Securities, except to the extent of his or its pecuniary interests therein.
(2)	Based on Schedule 13G filed by the listed stockholder on February 11, 2011. The reporting person also is the beneficial owner of shares of Series C Preferred Stock and common stock warrants which are not currently exercisable and are not therefore deemed to be beneficially owned for purposes of Rule 13d-3 of the Act.
(3)	Includes vested options to purchase 518,333 shares of common stock and excludes unvested options to purchase 187,000 shares of common stock.
(4)	Includes vested options to purchase 90,000 shares of common stock.
(5)	Includes vested options to purchase 97,500 shares of common stock. Includes 1,077,754 shares of common stock owned by Duke 83, LLC. Excludes unvested options to purchase 500,000 shares of common stock.
(6)	Includes vested options to purchase 40,000 shares of common stock and 17,000 shares of common stock owned by Mr. Waters’ spouse.
(7)	Includes vested options to purchase 40,000 shares of common stock.
(8)	Includes vested options to purchase 350,000 shares of common stock and excludes unvested options to purchase 78,000 shares of common stock.

PROPOSAL NO. 1

APPROVAL OF THE FULL CONVERSION OF OUTSTANDING SHARES OF

SERIES C 15% CONVERTIBLE REDEEMABLE PREFERRED STOCK INTO 5,643,151 SHARES OF

COMMON STOCK AND FULL EXERCISE OF THE COMMON STOCK PURCHASE WARRANTS

ISSUED IN OUR OCTOBER 2010 PRIVATE PLACEMENT

Background of Proposal

As discussed in greater detail below, on October 13, 2010, we completed a private placement of our securities with selected institutional and accredited investors. Under the terms of the transaction agreements and applicable Nasdaq Stock Market regulations, the approval of our stockholders is required for the conversion of the shares of Series C Preferred Stock into common stock and the complete exercise of the outstanding common stock purchase warrants (the “Warrants”) issued to investors in this private placement. Presently, the outstanding shares of Series C Preferred Stock are convertible into an aggregate of 5,643,151 shares of common stock.

As discussed in greater detail below, if the stockholders approve this proposal, all outstanding shares of Series C Preferred Stock will automatically convert into 5,643,151 shares of common stock and the Warrants would be exercisable in full. If stockholder approval is not obtained, we may be required to redeem the outstanding shares of Series C Preferred Stock for a total redemption payment of $2,500,000 and the Warrants may not be fully exercisable.

Although we previously sought stockholder approval of this proposal at our annual meeting of stockholders held on May 5, 2011, at such meeting our stockholders did not approve the full conversion of the outstanding Series C Preferred Stock into shares of common stock and the full exercise of the Warrants. As described in greater detail below, pursuant to October 12, 2010 securities purchase agreement with the investors purchasing our shares of Series C Preferred Stock, common stock and Warrants, we are obligated to call additional stockholder meetings every 120 days in an effort to obtain stockholder approval until the earlier of the date that stockholder approval is obtained or the shares of Series C Preferred Stock, which will mature 18 months from the date of original issuance, are no longer outstanding. Accordingly, we are holding this special meeting to comply with this requirement.

Background of Transaction

During the 2010 calendar year, our management and our board of directors recognized our need for additional working capital to fund, among other things, product development and sales and marketing expansion. Accordingly, we engaged an investment bank, C.K. Cooper & Co., Inc. (“CKCC”), to help us identify different financing alternatives. Based on our stock price, the limitations under our shelf registration statement and the state of the capital markets for similarly situated companies, CKCC, our management and our board of directors agreed that a private placement of our publicly-traded common stock targeting institutional investors, had a higher likelihood of success.

Thereafter, CKCC contacted potential investors on our behalf and our senior management met in person or held telephonic conference calls with potential investors to discuss the proposed private placement. As a result of this process, we believed that a private placement could result in approximately $5,000,000 of gross proceeds to us. Due to the trading price of our common stock and in order to comply with listing rules of the Nasdaq Stock Market, our management and our board of directors agreed that the private placement should be structured to consist of shares of our publicly-traded common stock, convertible preferred stock and warrants exercisable to purchase common stock.

Due to the state of the capital markets at the time and our need to complete the financing in a single transaction, our management determined that seeking stockholder approval of the private placement prior to closing the transaction was not in the best interests of our company and our stockholders. Therefore, we incorporated provisions in the transaction documents that would prevent the conversion of the shares of preferred stock into common stock without the approval of our stockholders. This provision was needed to comply with Nasdaq Listing Rule 5635(d) due to the current market price of our common stock and the total amount of securities we were seeking to place. In addition, in order to comply with Nasdaq Listing Rule 5635(b), the transaction documents also included a provision that would prevent any investor from obtaining 20% or more of our outstanding common stock by limiting the number of shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants. Due to these restrictions, we agreed in the transaction documents to solicit stockholder approval to allow full conversion of the preferred stock and full exercise of the warrants. After extensive discussion of the terms and conditions among the members of our board of directors and with our senior management and advisors of the proposed private placement of units consisting of common stock, preferred stock and warrants, our board of directors approved the private placement on the terms negotiated by us, including the need to solicit stockholder approval to allow full conversion of the preferred stock and the full exercise of the warrants.

On October 12, 2010, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with selected institutional and accredited investors (the “Investors”) to sell and issue $5.0 million of units of our securities in a private placement under Section 4 (2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder (the “Private Placement”). In the aggregate, we agreed to sell 1,250,000 units of securities, at a price of $4.00 per unit, with the units consisting of a total of 7,500,000 shares of common stock, 1,250,000 shares of Series C 15% Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”), and warrants to purchase an additional 6,250,000 shares of common stock at an exercise price of $0.70 per share. Each individual unit consists of six shares of common stock, one share of preferred stock and five warrants. The transaction closed on October 13, 2010. We received net proceeds at the closing of the Private Placement of approximately $4.46 million after the deduction of offering expenses.

In connection with the Private Placement, we agreed to solicit stockholder approval of the full conversion of the outstanding Series C Preferred Stock and the full exercise of the Warrants on or prior to May 19, 2011. We further agreed that in the event that our stockholders did not approve such proposal, we would call a meeting every 120 days thereafter to seek stockholder approval until the earlier of the date that stockholder approval is obtained or the Series C Preferred Shares are no longer outstanding.

Stockholder Approval and the Listing Rules

We are subject to the Listing Rules because our common stock is listed on The Nasdaq Capital Market. Listing Rule 5635(b) requires us to obtain stockholder approval for any issuance or sale of common stock, or securities convertible into or exercisable for common stock, that would result in a change of control of our company. Pursuant to the Listing Rules, a “change of control” occurs if an investor (or group of investors) has the right to acquire 20% or more of our outstanding shares of common stock or voting power and such ownership or voting power is the largest ownership position in our company.

In addition, Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving:

•

the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or substantial shareholders of the company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or

•

the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

At the time of the Private Placement, the 7,500,000 shares of common stock issued to the Investors at closing constituted approximately 19.5% of our then outstanding shares of common stock. The conversion of the shares of Series C Preferred Stock, would result in our issuance of an additional 5,000,000 shares of common stock (excluding shares of common stock which are issuable upon conversion in lieu of the cash payment of accrued and unpaid dividends), or 13% of our then outstanding shares of common stock. The closing price of our common stock on the day we entered into the Purchase Agreement was $0.60. Accordingly, in order for the Private Placement to be structured in a manner consistent with Listing Rule 5635(d), the conversion of the Series C Preferred Stock requires the approval of our stockholders. Further, in order to ensure compliance with Listing Rule 5635(b), we included additional provisions in both the Certificate of Designation (as defined below) of the Series C Preferred Stock and the Warrants, restricting the conversion and exercise of such securities.

Prior to receipt of stockholder approval, no holder of Series C Preferred Stock can convert its Series C Preferred Stock into such number of shares of common stock that, when taken together with all other shares of common stock then beneficially owned by such holder and its affiliates, would exceed 19.99% of the total number of issued and outstanding shares of common stock. Similarly, each holder of Warrants can only exercise its Warrants for that number of shares of common stock that, when taken together with all other shares of common stock then beneficially owned by such holder and its affiliates, would not exceed 19.99% of the total number of issued and outstanding shares of common stock unless stockholder approval is obtained. These limitations on conversion of Series C Preferred Stock and exercise of the Warrants are commonly referred to as “blocker provisions.”

In light of the agreement by the Investors to these blocker provisions, we agreed with the Investors in the Purchase Agreement to seek stockholder approval to permit the full conversion of the outstanding Series C Preferred Stock into shares of common stock, including shares of common stock issuable in lieu of accrued and unpaid dividends, and the full exercise of the Warrants. We agreed to initially seek stockholder approval of these common stock issuances prior to May 19, 2011, and if stockholder approval is not obtained at the initial meeting, to seek stockholder approval every 120 days thereafter until the earlier of the date that stockholder approval is obtained or the shares of Series C Preferred Stock, which will mature 18 months from the date of original issuance, are no longer outstanding.

If the stockholders approve this Proposal 1 at this special meeting, all outstanding shares of Series C Preferred Stock will automatically convert into 5,643,151 shares of common stock (including 643,151 shares of common stock to be issued in lieu of accrued dividends) and the blocker provision in the Warrants will expire.

Terms of the Private Placement

On October 12, 2010, we entered into the Purchase Agreement with the Investors to sell and issue $5.0 million of units of our securities and in the aggregate, we sold 1,250,000 units of securities, at a price of $4.00 per unit. The units consisted of a total of 7,500,000 shares of common stock, 1,250,000 shares of Series C Preferred Stock and 6,250,000 Warrants. The transaction closed on October 13, 2010 and we received net proceeds at the closing of the Private Placement of approximately $4.46 million, after the deduction of offering expenses. Set forth below are the material terms of the Private Placement.

THIS SUMMARY OF THE TERMS OF THE PRIVATE PLACEMENT IS INTENDED TO PROVIDE YOU WITH BASIC INFORMATION CONCERNING THE PRIVATE PLACEMENT; HOWEVER, IT IS NOT INTENDED AS A SUBSTITUTE FOR REVIEWING THE FORM OF PURCHASE AGREEMENT, THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS AND NUMBER OF SHARES OF SERIES C PREFERRED STOCK, THE FORM OF WARRANT AND THE FORM OF REGISTRATION RIGHTS AGREEMENT IN THEIR ENTIRETY, WHICH WE HAVE PREVIOUSLY FIELD WITH THE SEC. THESE AGREEMENTS AND DOCUMENTS WERE FILED AS EXHIBITS TO OUR CURRENT REPORT ON FORM 8-K FILED WITH THE COMMISSION ON OCTOBER 14, 2010. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THESE DOCUMENTS.

Series C Preferred Stock

On October 11, 2010, in connection with the Private Placement, we filed the Certificate of Designations, Preferences and Rights and Number of Shares of Series C Preferred Stock (the “Certificate of Designation”) with the Delaware Secretary of State to establish the Series C Preferred Stock issued in the Private Placement.

We issued a total of 1,250,000 shares of Series C Preferred Stock. Each share of Series C Preferred Stock has a stated value of $1.60 per share, and, subject to the rights of our senior securities, has the following rights: (i) to receive dividends which accrue at the rate of 15% per annum payable in shares of common stock upon conversion or in cash upon redemption; (ii) effective upon stockholder approval, will convert into shares of common stock determined by dividing the stated value, plus accrued and unpaid dividends, by the conversion price, which is initially $0.40; (iii) to receive a liquidation preference equal to the sum of the stated value of each share of Series C Preferred Stock, plus any accrued but unpaid dividends; and (iv) unless converted, to be redeemed 18 months from the date of issuance at a redemption price equal to the 102.5% of the stated value of the Series C Preferred Stock, plus any accrued but unpaid dividends. Subject to stockholder approval, the shares of Series C Preferred Stock are presently convertible into a total of 5,000,000 shares of common stock, not including shares which may be issued in lieu of accrued dividends. The number of shares of common stock issuable upon conversion of the Series C Preferred Stock is subject to proportional adjustment for stock splits, reverse stock splits, stock dividends or other reclassifications or combinations of our common stock. Conversion of the shares of Series C Preferred Stock is subject to the approval of our stockholders in accordance with the Listing Rules of the Nasdaq Stock Market.

Under the Certificate of Designation, for so long as any shares of Series C Preferred Stock are outstanding, we may not, without the consent of the at least the holders of the majority of the outstanding shares of Series C Preferred Stock, (i) amend, alter or repeal any provisions of the Series C Preferred Stock or our certificate of incorporation so as to materially adversely affect any of the preferences, rights, powers or privileges of the Series C Preferred Stock, (ii) create, authorize or issue any other class or series of preferred stock on a parity with, or having greater rights than the Series C Preferred Stock with respect to liquidation or dividends, (iii) directly or indirectly, redeem, repurchase or otherwise acquire for value, or set aside for payment or make available for a sinking fund for the purchase or redemption of, any stock ranking junior to or on a parity with the Series C Preferred Stock, or (iv) enter into any agreement which would prohibit or restrict our right to pay dividends on the Series C Preferred Stock.

Warrants

Commencing on the six month anniversary of the closing, the Warrants will be exercisable for shares of our common stock at an exercise price of $0.70 per share for a period of 54 months and will be exercisable for cash or by net exercise in the event that there is no effective registration statement covering the resale of the shares of common stock underlying the Warrants. The exercise price of the Warrants and the number of shares of common stock issuable upon exercise of the Warrants are also subject to proportional adjustment for stock splits, reverse stock splits, stock dividends or other reclassifications or combinations of our common stock. No Investor is permitted to exercise a Warrant, or part thereof, if, upon such exercise, the number of shares of common stock beneficially owned by the Investor would exceed 19.99% of the number of shares of common stock then issued and outstanding, unless our stockholders have approved such issuance. As of the Record Date, there are 6,000,000 Warrants outstanding.

Registration Rights Agreement

In connection with the Private Placement, we entered into a registration rights agreement with the Investors pursuant to which we agreed to file a registration statement with the SEC within 45 days from closing to register the resale of the shares of common stock to be issued at closing and the shares of common stock underlying the Series C Preferred Stock and the Warrants. We also agreed to use our best efforts to have the registration statement declared effective as promptly as possible after the filing thereof, but in any event within 90 days from the filing date. This registration statement was declared effective on December 9, 2010. In the event the registration statement ceases to remain continuously effective as required by the registration rights agreement, then we agreed to pay each Investor as liquidated damages an amount equal to 1.0% of the purchase price paid by each such Investor with respect to any registrable securities then held and not registered pursuant to an effective registration statement, per 30-day period or portion thereof, during which the registration default remains uncured thereafter, subject to a limitation of 6% per registration default. We agreed to keep the registration statement continuously effective until the earlier to occur of (i) the date after which all of the registrable shares registered have been sold and (ii) the date on which 100% of the registrable shares covered by such registration statement may be sold without volume restrictions pursuant to Rule 144 under the Securities Act of 1933.

Consequences Associated with Non-Approval of this Proposal

If our stockholders do not approve this Proposal 1, holders of Series C Preferred Stock will not be entitled to convert their shares of Series C Preferred Stock and may only exercise the Warrants issued to them up to the maximum number of shares of common stock permitted under the applicable Listing Rules. In such an event, we would not be able to receive the maximum amount of potential cash proceeds payable upon exercise of the Warrants. Further, as we agreed to with the Investors, if this Proposal 1 is not approved, we will hold additional meetings every 120 days in an effort to obtain stockholder approval until the earlier of the date that stockholder approval is obtained or the shares of Series C Preferred Stock, which will mature 18 months from the date of original issuance, are no longer outstanding. If we need to hold additional meetings of our stockholders in an effort to obtain stockholder approval of the full conversion of the Series C Preferred Stock and full exercise of the Warrants, the number of shares of common stock that we may issue in lieu of cash payment of accrued and unpaid dividends on the Series C Preferred Stock will increase. We have calculated that the maximum number of shares of common stock that we may issue in lieu of cash payment of such dividends is 1,125,000 shares, through the maturity date. Further, if we are required to hold additional stockholder meetings, we will incur additional expenses in calling and holding one or more additional stockholder meetings.

While the shares of Series C Preferred Stock remain outstanding, the outstanding shares of Series C Preferred Stock will be entitled to receive the liquidation preference and a 15% annual dividend described more fully below. If the shares of Series C Preferred Stock do not convert, we will be required to redeem all such shares at the maturity date at a redemption price equal to the 102.5% of their stated value, plus any accrued but unpaid dividends, which would amount to $2,500,000 payable on April 12, 2012, the maturity date of the Series C Preferred Stock. In addition, if at the maturity date of the Series C Preferred Stock, any shares of our Series B Preferred Stock remain outstanding, we will be required to redeem all such outstanding shares of Series B Preferred Stock immediately prior to the redemption of the Series C Preferred Stock. There are currently 28,000 shares of Series B Preferred Stock outstanding and the total redemption payment for the Series B Preferred Stock is equal to $700,000 plus any accrued, but unpaid dividends thereon as of such redemption date. The redemption of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock would be likely to have an adverse effect on us as doing so would significantly reduce the amount of cash available to us to fund our operations. In addition, if we are required to redeem the outstanding shares of Series B and Series C Preferred Stock, we may need to raise additional capital, which would be likely to result in further dilution to our stockholders. There can be no assurance that we would be successful in raising additional capital, or securing financing if needed or on terms satisfactory to the company. Any inability to obtain required financing on sufficiently favorable terms could have a material adverse effect on our business, results of operations and financial condition.

Further, for so long as any shares of Series C Preferred Stock remain outstanding, we will be prohibited from taking certain corporate actions that may be in the best interest of our company and our stockholders as described more fully above.

Consequences Associated with Approval of this Proposal

The Private Placement had a dilutive effect on current stockholders in that the percentage ownership of current stockholders declined as a result of the Private Placement. In addition, the number of shares of common stock issuable upon conversion of the Series C Preferred Stock and exercise of the Warrants will significantly increase the number of shares of common stock to be outstanding. This means that our current stockholders will own a smaller interest in us as a result of the Private Placement and will have less ability to influence significant corporate decisions requiring stockholder approval. For purposes of example only, a stockholder who owned 10% of our outstanding shares of common stock as of October 1, 2010 would have owned approximately 8.4% of the outstanding shares of common stock immediately after the closing of the Private Placement assuming no conversion of Series C Preferred Stock or exercise of the Warrants, and would own 6.7% of the outstanding shares of common stock immediately after the closing of the Private Placement assuming the full conversion of Series C Preferred Stock and the full exercise of the Warrants (without giving effect to the limitations on conversion and exercise, respectively, described in this Proposal 1). In addition, if the holders of the Series C Preferred Stock and Warrants convert their shares of Series C Preferred Stock or exercise their Warrants and then sell their shares of common stock, such sales could cause the price of our common stock to decrease.

As of the Record Date, we had [—] shares of common stock outstanding (excluding any shares of common stock issuable upon conversion of the Series C Preferred Stock and exercise of the Warrants and exercise of other securities presently outstanding which are convertible into or exercisable for shares of common stock). If our stockholders were to approve this Proposal 1, all of the shares of Series C Preferred Stock would automatically convert into 5,643,151 shares of common stock (including shares issued in lieu of the cash payment of dividends), equal to approximately 10.9% of the shares outstanding immediately after such conversion. Furthermore, if all of the Investors in the Private Placement subsequently exercised the remaining outstanding Warrants for cash at the exercise price of $0.70 per share, they would receive a total of approximately 6,000,000 additional shares of common stock, our stockholders would be further diluted and we would receive gross proceeds of approximately $4,200,000. As of the Record Date warrants to purchase 250,000 shares of common stock have been exercised.

Vote Required and Board Recommendation

Approval of this Proposal 1 requires the affirmative vote of the holders of a majority of the shares of common stock casting votes in person or by proxy on this Proposal 1 at the special meeting. The number of such affirmative votes must be at least a majority of the required quorum for the special meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FULL CONVERSION OF OUR OUTSTANDING SERIES C PREFERRED STOCK INTO SHARES OF COMMON STOCK AND THE FULL EXERCISE OF THE WARRANTS TO PURCHASE SHARES OF COMMON STOCK ISSUED IN OUR OCTOBER 2010 PRIVATE PLACEMENT.

PROPOSAL NO. 2

APPROVE THE ADJOURNMENT OF THE SPECIAL

MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT

ADDITIONAL PROXIES

Our stockholders are being asked to consider and vote upon an adjournment of the special meeting if necessary or appropriate, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal to allow for the full conversion of the outstanding shares of Series C Preferred Stock and the full exercise of the Warrants (Proposal 1). If there are insufficient votes at the time of the special meeting to adopt Proposal 1, the board may in its discretion seek to, if necessary or appropriate, adjourn the special meeting to solicit additional proxies. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Vote Required and Board Recommendation

Approval of the adjournment of the special meeting requires an affirmative vote of a majority of the votes cast on the proposal at the special meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE PROPOSAL 1.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has approved a rule governing the delivery of disclosure documents. This rule allows us to send a single copy of this proxy statement to any household at which two or more of our stockholders reside, if we believe that the stockholders are members of the same family. Some banks, brokers and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both the company and its stockholders as it reduces the volume of duplicate information received at a stockholder’s house and helps reduce our expenses. Each stockholder, however, will continue to receive individual proxy cards or voting instructions forms. Stockholders that have previously received a single set of disclosure documents may request their own copy by contacting their bank, broker or other nominee record holder. We will also deliver a separate copy of this proxy statement to any stockholder upon written request to Corporate Secretary, Authentidate Holding Corp., Connell Corporate Center, 300 Connell Drive, 5th Floor, Berkeley Heights, NJ 07922.

OTHER BUSINESS

As of the date of this proxy statement, the only business which the board of directors intends to present, and knows that others will present, at the special meeting is that herein above set forth. If any other matter or matters are properly brought before the special meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS

Bylaw Provisions. In accordance with our bylaws, a stockholder who desires to present a proposal for consideration at next year’s annual meeting must submit the proposal no later than the close of business on February 6, 2012. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the stockholder (as they appear in our stock transfer records), the number of shares beneficially owned by the stockholder and a description of any material interest that the stockholder may have in the proposal. Proposals should be addressed to Corporate Secretary, Authentidate Holding Corp., Connell Corporate Center, 300 Connell Drive, 5th Floor, Berkeley Heights, NJ 07922.

Inclusion in Next Year’s Proxy Statement. Notwithstanding the bylaw provisions, a stockholder who desires to have his or her proposal included in next year’s proxy statement must deliver the proposal to our principal executive offices (at the address noted above) no later than the close of business on December 7, 2011.

Presentation at Meeting. For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit our management to vote proxies in its discretion if (a) our management receives notice of the proposal before the close of business on February 20, 2012 and advises stockholders in next year’s proxy statement about the nature of the matter and how it intends to vote on such matter, or (b) our management does not receive notice of the proposal prior to the close of business on February 20, 2012.

ADDITIONAL INFORMATION

For further information about Authentidate Holding Corp., please refer to our annual report on Form 10-K for the fiscal year ended June 30, 2010 and our quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 2010, December 31, 2010 and March 31, 2011. Each such report is publicly available on our website at www.authentidate.com. You may also obtain a copy of such reports by sending a written request to our Chief Financial Officer, Authentidate Holding Corp., Connell Corporate Center, 300 Connell Drive, 5th Floor, Berkeley Heights, NJ 07922. We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy and information statements, and other information with the SEC. Such reports, proxy and information statements, and other information we file can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, as well as the regional offices of the SEC located at 3 World Financial Center, New York, New York 10281. Copies of such materials can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The SEC maintains a World Wide Web site that contains reports, proxy and information statements, and other information filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

By Order of the Board of Directors

Victor J. DiGioia, Secretary

Dated: July [—], 2011

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE BY INTERNET OR TELEPHONE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

AUTHENTIDATE HOLDING CORP.

Voting by telephone or Internet is quick, easy and immediate. As a stockholder of Authentidate Holding Corp., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on August 22, 2011.

To Vote Your Proxy by Internet

www.cstproxyvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

To Vote Your Proxy by Phone

1 (866) 894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

To Vote Your Proxy by Mail

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

‚  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ‚

PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” BOTH PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”:

I.	FULL CONVERSION OF SERIES C PREFERRED STOCK AND FULL EXERCISE OF WARRANTS	FOR	AGAINST	ABSTAIN
		☐	☐	☐

II.	APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING TO SOLICT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL 1.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF BOTH PROPOSALS SET FORTH HEREIN AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Important Notice Regarding the Availability of Proxy Materials for

the Special Meeting of Stockholders to be held August 23, 2011

This proxy statement is available at

http://www.ourmaterials.com/ADAT

    FOLD AND DETACH HERE AND READ THE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE PROPOSALS

Signature	Signature

Date

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AUTHENTIDATE HOLDING CORP.

The undersigned appoints O’Connell Benjamin and J. Edward Sheridan as proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Authentidate Holding Corp. held of record by the undersigned at the close of business on July 19, 2011 at the Special Meeting of Stockholders of Authentidate Holding Corp. to be held on August 23, 2011 or at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)